Exhibit 33.22

Situs Holdings, LLC 2 Embarcadero Center, Suite 1300 San Francisco, CA 94111 Phone: 415.374.2820 Fax: 415.374.2704 www.situs.com

Certification Regarding Compliance with Applicable Servicing Criteria

1.	Situs Holdings, LLC (the “Company” or “Situs”), is responsible for assessing compliance with the servicing criteria applicable to it in Item 1122(d)(3)(i), and Item 1122(d)(4)(vii) of Regulation AB, as of December 31, 2014 and for the period January 1, 2014 through December 31, 2014 (the “Reporting Period”), as set forth in Appendix A hereto. The deals covered by this report include deals in which Situs acted in the capacity of Operating or Trust Advisor, as listed in Appendix B;

2.	Situs used the criteria set forth in Item 1122(d)(3)(i), and Item 1122(d)(4)(vii) of Regulation AB (defined in Appendix A) to assess the compliance with the applicable servicing criteria;

3.	Pursuant to Item 1117 of Regulation AB (defined in Appendix A), the Company has determined that there are no pending legal proceedings or proceedings by governmental authorities against the Company that are material to security owners of the deals as listed in Appendix B;

4.	Pursuant to Item 1119 of Regulation AB (defined in Appendix A), the Company has determined that there are no affiliate relationships, as defined in paragraph 230.405 of Item 1119, that currently exist, or existed within the past two years, between Situs Holdings, LLC and any of the named Servicers, Special Servicers, Trustees, or Originators included in the deals as listed in Appendix B;

5.	During the reporting period, there was only one loan within the deals listed in Appendix B referred to Special Servicing, however nothing was submitted to Situs during the reporting period that would require action as the Operating Advisor. Therefore, Situs did not perform any Operating or Trust Advisor activities related to Item 1122(d)(3)(i) and Item 1122(d)(4)(vii);

6.	Situs has complied, in all material respects, with the applicable servicing criteria as of December 31, 2014 and for the Reporting Period with respect to the deals listed in Appendix B taken as a whole;

7.	Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Situs’ assessment of compliance with the applicable servicing criteria for the Reporting Period.

Situs Holdings LLC

February 27, 2015

By:	/s/ Linda Sanchez
Linda Sanchez
Managing Director

Situs Holdings, LLC 2 Embarcadero Center, Suite 1300 San Francisco, CA 94111 Phone: 415.374.2820 Fax: 415.374.2704 www.situs.com

APPENDIX A

SERVICING CRITERIA

Reference	Criteria
Item 1117	Describe briefly any legal proceedings pending against the sponsor, depositor, trustee, issuing entity, servicer contemplated by Item 1108(a)(3) of this Regulation AB, originator contemplated by Item 1110(b) of this Regulation AB, or other party contemplated by Item 1100(d)(1) of this Regulation AB, or of which any property of the foregoing is the subject, that is material to security holders. Include similar information as to any such proceedings known to be contemplated by governmental authorities.

Item 1119

(a) Describe if so, and how, the sponsor, depositor or issuing entity is an affiliate (as defined in §230.405 of this chapter) of any of the following parties as well as, to the extent known and material, if so, and how, any of the following parties are affiliates of any of the other following parties:

(1) Servicer contemplated by Item 1108(a)(3) of this Regulation AB.

(2) Trustee.

(3) Originator contemplated by Item 1110 of this Regulation AB.

(4) Significant obligor contemplated by Item 1112 of this Regulation AB.

(5) Enhancement or support provider contemplated by Items 1114 or 1115 of this Regulation AB.

(6) Any other material parties related to the asset-backed securities contemplated by Item 1100(d)(1) of this Regulation AB.

(b) Describe whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from the asset-backed securities transaction, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years and that is material to an investor’s understanding of the asset-backed securities.

Item 1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C) Are filed with the Commission as required by its rules and regulations; and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

Item 1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

Situs Holdings, LLC 2 Embarcadero Center, Suite 1300 San Francisco, CA 94111 Phone: 415.374.2820 Fax: 415.374.2704 www.situs.com

APPENDIX B

Operating or Trust Advisor CMBS Transactions
Deal Name	Servicing Agreement Date
CGBAM 2013-BREH	07/09/13
CGCMT 2012-GC8	09/01/12
CGCMT 2013-GC15	09/01/13
CGCMT 2014-GC19	03/01/14
COMM 2012-CCRE3	10/01/12
COMM 2013-CCRE13	12/01/13
COMM 2014-CCRE18	06/01/14
COMM 2014-LC15	03/01/14
COMM 2014-UBS5	09/01/14
GSMS 2012-GCJ7	06/01/12
GSMS 2013-GCJ12	05/01/13
GSMS 2013-GCJ16	11/01/13
GSMS 2014-GC24	09/01/14
MSBAM 2012-C5	07/01/12
MSBAM 2012-C6	10/01/12
MSBAM 2013-C7	01/01/13
MSBAM 2013-C8	02/01/13
MSBAM 2013-C11	08/01/13
MSBAM 2013-C13	12/01/13
MSBAM 2014-C15	04/01/14
MSBAM 2014-C16	06/01/14
Northstar 2012-1	11/20/12
UBSBB 2013-C5	02/01/13
WFCM 2014-LC16	06/01/14